Dime Financial                   P.O. Box 700
                          Corporation                   Wallingford, CT 06492
                                                        (203) 269-8881


               Dime Financial Corporation - First Quarter Results


      Dime Financial Corporation ("DFC") (NASDAQ: DIBK) announced net income of $3.8 million or $0.71 per share on a fully diluted basis for the quarter ended March 31, 1997 compared with net income of $2.9 million or $0.56 per share on a fully diluted basis for the quarter ended March 31, 1996. In addition, the Board of Directors announced an increase in the quarterly dividend payment from $0.09 per share to $0.10 per share payable on May 23, 1997 to shareholders of record on May 9, 1997. The change in net income from the prior year was primarily the result of a reduced provision to the allowance for loan losses, improvement in net interest income and reduced operating expenses, partially offset by a decrease in gains recognized on the sale of investment securities. The provision to the allowance for loan losses totalled $50,000 for the quarter ended March 31, 1997 compared with a provision of $700,000 for the quarter ended March 31, 1996. The change in the provision from 1996 reflects a reduction in non-performing loans and total loans outstanding as well as improvement in the coverage ratios of the allowance for loan losses to outstanding loans and to non-performing loans.

      Net interest income, the key component of the Company's earnings, totalled $6.7 million for the quarter ended March 31, 1997 representing a net interest spread of 2.92% and a net interest margin of 3.46% compared with net interest income of $6.4 million for the quarter ended March 31, 1996 representing a net interest spread of 3.41% and a net interest margin of 3.95%. The increase in net interest income was primarily the result of a larger volume of interest-earning assets partially offset by a decrease in the net interest rate spread and net interest margin. The decrease in the net interest rate spread and net interest margin was due primarily to the combination of a higher cost of deposits, a lower loan yield, and a greater volume of interest-earning cash, on average, as a percentage of assets.

      Total operating expenses, excluding the net cost of operations of other real estate owned ("OREO operations"), equalled $3.3 million for the quarter ended March 31, 1997 compared with operating expenses of $3.7 million for the quarter ended March 31, 1996. OREO operations equalled a net expense of $51,000 for the first quarter of 1997 compared with a net gain of $154,000 for the first quarter of 1996. The reduction in operating expenses from the prior year quarter was primarily the result of a reduction in salary and employee benefit costs due to reduced staffing levels and a reduction in occupancy and equipment expenses due to the outsourcing of data processing operations.

      Total assets were $814.4 million at March 31, 1997 compared with total assets of $671.4 million at March 31, 1996, representing an increase of $143.0 million or 21%. In addition to the increase in total assets, the composition of the Company's balance sheet continued to change with an increase in the investment securities portfolio and a decrease in total loans outstanding. At March 31, 1997, investment securities rose 94% to $367.5 million compared with $189.7 million at March 31, 1996. The investment securities portfolio at March 31, 1997 consisted entirely of instruments issued by the U.S. Treasury, U.S. government agencies, U.S. government-sponsored agencies, or AAA rated non-agencies. Total loans, net of the allowance for loan losses, equalled $380.1 million at March 31, 1997 compared with $430.0 million at March 31, 1996, a decrease of nearly 12%. The reduction in loans was primarily the result of continued low loan demand.

      The first quarter of 1997 was marked by continued significant growth in the Company's deposit base. Increased marketing efforts were undertaken in order to maximize deposit flows during the Individual Retirement Account ("IRA") season in addition to offering competitive rates on non-IRA deposit accounts. Total deposits rose during the first quarter of 1997 to $687.1 million at March 31, 1997 an increase of $61.1 million or 10% over December 31, 1996 and an increase of $132.4 million or 24% over March 31, 1996. Non-performing loans equalled $2.7 million at March 31, 1997 representing a decrease of $3.3 million or 55% from March 31, 1996. Other real estate owned ("OREO") increased and totalled $916,000 at March 31, 1997 compared with OREO of $608,000 at March 31, 1996. Total non-performing assets were $3.6 million at March 31, 1997 compared with $6.6 million at March 31, 1996. Non-performing assets equalled 0.44% of total assets at March 31, 1997 compared with 0.99% of total assets at March 31, 1996. The allowance for loan losses at March 31, 1997 totalled $12.7 million and equalled 3.23% of total loans outstanding compared with $13.2 million at March 31, 1996 representing 2.98% of total loans outstanding.

      Earnings per share is reported on a primary and fully diluted basis. These calculations include the effects of common stock equivalents. Potential dilution from unexercised stock options exceeded the 3% materiality test at March 31, 1997. Accordingly, unexercised stock options are considered common stock equivalents. The prior year comparison has been restated to reflect this calculation. Average common shares outstanding during the quarter ended March 31, 1997 totalled 5,134,714 compared with 5,023,206 for the quarter ended March 31, 1996. Average common shares including common stock equivalents during the first quarter of 1997 equalled 5,308,807 compared with 5,100,913 during the first quarter of 1996.



Total shareholders' equity was $63.8 million at March 31, 1997 compared with shareholders' equity of $53.4 million at March 31, 1996. The Tier 1 regulatory capital ratio at March 31, 1997 for Dime was 8.31% compared with a Tier 1 regulatory capital ratio of 7.71% at March 31, 1996. The risk-based capital ratio of Dime at March 31, 1997 equalled 19.92% compared with a risk-based capital ratio of 17.22% at March 31, 1996. These ratios are in excess of the regulatory minimums. Book value per share equalled $12.41 at March 31, 1997 compared with $10.63 at March 31, 1996.


                   Dime Financial Corporation and Subsidiary

Consolidated Statements of Condition
-----------------------------------------------------------------------------------------------------
                                                              March 31,    December 31,     March 31,
(In thousands, except share data)                               1997           1996           1996
                                                              ---------    ------------     ---------

Assets
Cash and amounts due from banks                               $   9,824     $  10,430       $  12,148
Interest bearing deposits                                            63           149             293
Federal funds sold                                               27,615        21,296          12,546
Investment securities available for sale (a)                     24,806        26,233           4,018
Investment securities held to maturity (b)                      133,279       120,257          64,861
Mortgage-backed securities available for sale (c)               209,370       158,728         120,843
Investment in Federal Home Loan Bank of Boston stock              7,192         7,192           7,192
Loans receivable:
  Mortgage Loans:
    Residential real estate - owner occupied                    281,902       287,654         320,387
    Residential real estate - non-owner occupied                 30,665        31,365          26,359
    Commercial real estate                                       32,897        33,448          42,356
    Builders' and Land                                              578           447           1,684
  Commercial loans                                                3,414         3,075           4,223
  Consumer loans                                                 43,298        44,233          48,166
  Allowance for loan losses                                     (12,693)      (12,929)        (13,204)
                                                              ---------------------------------------
Loans receivable, net                                           380,061       387,293         429,971
Premises and equipment, net                                       4,916         5,095           5,946
Accrued income receivable                                         6,353         5,214           5,011
Other real estate owned, net                                        916         1,210             608
Other assets                                                      7,705         5,788           5,309
Excess of cost over fair value of net assets acquired             2,331         2,418           2,680
                                                              ---------------------------------------
      Total assets                                            $ 814,431     $ 751,303       $ 671,426
                                                              =======================================

Liabilities and Shareholders' equity
Liabilities:
Deposits                                                      $ 687,149     $ 626,098       $ 554,715
Federal Home Loan Bank of Boston advances                        58,000        58,000          58,000
Other liabilities                                                 5,528         4,594           5,312
                                                              ---------------------------------------
      Total liabilities                                         750,677       688,692         618,027
                                                              ---------------------------------------

Shareholders' equity:
Preferred stock; no par value; authorized 1,000,000
 shares; none issued and outstanding                                 --            --              --
Common stock; $1.00 par value; authorized 9,000,000
 shares; issued 5,487,494 shares, 5,480,896 and
 5,375,592, respectively; outstanding 5,138,887 shares,
 5,129,289 and 5,023,985, respectively                            5,487         5,481           5,375
Additional paid-in capital                                       52,283        52,209          51,133
Retained earnings                                                12,099         8,788             342
Net unrealized loss on available for sale securities             (3,217)         (969)           (553)
Treasury stock --351,607 shares at cost                          (2,898)       (2,898)         (2,898)
                                                              ---------------------------------------
      Total shareholders' equity                                 63,754        62,611          53,399
                                                              ---------------------------------------

      Total liabilities and shareholders' equity              $ 814,431     $ 751,303       $ 671,426
                                                              =======================================

<F1>  (a)  amortized cost: $25,266 at March 31, 1997; $26,304 at December 31, 1996;
           and $4,023 at March 31, 1996.

<F2>  (b)  market value: $130,820 at March 31, 1997; $119,238 at December 31, 1996;
           and $64,187 at March 31, 1996.

<F3>  (c)  amortized cost: $213,784 at March 31, 1997; $160,124 at December 31, 1996;
           and $121,676 at March 31, 1996.


                   Dime Financial Corporation and Subsidiary


Consolidated Statements of Operations
--------------------------------------------------------------------------------------
                                                          Three months ended March 31,
(In thousands, except share data)                              1997          1996
                                                             --------      --------

Interest Income:
  Interest and fees on loans                                 $  8,055      $  9,508
  Interest-bearing deposits                                         1            12
  Federal funds sold                                              309           210
  Interest and dividends on investments:
    U.S. treasury securities                                       57            62
    U.S. government agency obligations                          2,325           992
    REMIC/CMO's                                                 1,321           833
    Non-agency REMIC/CMO's                                      1,134            68
    Mortgage-backed securities                                    635           751
    Asset-backed securities                                       248            --
    Other bonds and notes                                          --            39
  Dividends on Federal Home Loan Bank of Boston Stock             114           113
                                                             ----------------------
      Total Interest Income                                    14,199        12,588
                                                             ----------------------

Interest Expense
  Interest to depositors                                        6,551         5,132
  Interest on Federal Home Loan Bank of Boston advances           962         1,042
                                                             ----------------------
      Total Interest Expense                                    7,513         6,174
                                                             ----------------------

Net Interest Income                                             6,686         6,414
  Provision for loan losses                                        50           700
                                                             ----------------------
Net interest income after provision                             6,636         5,714
  Investment securities gains, net                                 11           159
  Other operating income                                          515           506
                                                             ----------------------
  Income before other operating expenses                        7,162         6,379
                                                             ----------------------

Other Operating Expenses:
  Salaries and employee benefits                                1,649         1,765
  Professional and other services                                 583           516
  Bank occupancy and equipment expense                            465           674
  FDIC Assessment                                                  18            38
  Net (benefit) cost of operation of other real estate             51          (154)
  Restructure expense, net                                         --           158
  Other operating expenses                                        622           531
                                                             ----------------------
      Total Other Operating Expenses                            3,388         3,528
                                                             ----------------------
Income before income taxes                                      3,774         2,851
  Income tax expense (benefit)                                     --            (8)
                                                             ----------------------
Net income                                                   $  3,774      $  2,859
                                                             ======================

Primary Earnings per Share                                   $   0.71      $   0.56
Weighted Average Common Shares and Common Stock
 Equivalents outstanding                                        5,309         5,097

Fully Diluted Earnings per Share                             $   0.71      $   0.56
Weighted Average Common Shares and Common Stock
 Equivalents outstanding                                        5,309         5,101


Selected Financial Highlights
----------------------------------------------------------------------------
                                                Three months ended March 31,
(Dollars in thousands)                               1997          1996
                                                   --------      --------

Average yield on interest-earning assets              7.47%         7.79%
Average cost of funds                                 4.55%         4.38%
Net interest rate spread                              2.92%         3.41%
Net interest margin                                   3.46%         3.95%
Net income                                         $ 3,776       $ 2,859
Return on average assets                              1.94%         1.73%
Return on average equity                             23.84%        21.80%
Leverage capital ratio                                8.33%         7.72%
Fully diluted earnings per share                   $  0.71       $  0.56
Book value per share                               $ 12.41       $ 10.63


                   Dime Financial Corporation and Subsidiary


Selected Financial Data
----------------------------------------------------------------------------------------------
                                                        March 31,    December 31,    March 31,
(in thousands)                                            1997           1996          1996
                                                        ---------    ------------    ---------

Non-Performing Asset Information:

Non-Performing Loans:
  Residential Real Estate - owner occupied              $     955     $     862      $   2,316
  Residential Real Estate - non-owner occupied                476           510          1,376
  Commercial Real Estate                                      865           788          1,536
                                                        --------------------------------------
      Total Mortgage Loans                                  2,296         2,160          5,228
  Commercial Loans                                            229           303            373
  Consumer Loans                                              172           107            409
                                                        --------------------------------------
      Total Non-Performing Loans                            2,697         2,570          6,010

Other Real Estate Owned                                       916         1,210            868
Less:  Reserve for OREO Losses                                 --            --            260
                                                        --------------------------------------
      Total OREO, net                                         916         1,210            608

Total Non-Performing Assets                             $   3,613     $   3,780      $   6,618
                                                        ======================================

----------------------------------------------------------------------------------------------
                                                        March 31,    December 31,    March 31,
(in thousands)                                            1997           1996          1996
                                                        ---------    ------------    ---------

Average Balance Information For the quarters ended:
Interest earning assets:
  Gross loans                                           $ 396,407     $ 407,780      $ 450,462
  Investment securities                                   339,921       271,856        179,356
  Federal funds sold / interest bearing deposits           23,566        22,982         16,348
                                                        --------------------------------------
      Total interest earning assets                       759,894       702,618        646,166

Total Assets                                            $ 776,981     $ 716,892      $ 662,414
                                                        ======================================

Interest bearing liabilities:
  Interest bearing deposits                             $ 610,510     $ 552,925      $ 509,063
  Borrowings                                               58,000        58,000         58,000
                                                        --------------------------------------
      Total interest bearing liabilities                  668,510       610,925        567,063

Total Liabilities                                         713,677       655,992        609,961

Shareholders' Equity                                       63,304        60,900         52,453

Total Liabilities & Shareholders' Equity                $ 776,981     $ 716,892      $ 662,414
                                                        ======================================